Registration No.33-84894
                                                               Rule 424 (b)(3)

            SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 20, 1996

                     MLCC Mortgage Investors, Inc., Seller
             Mortgage Loan Asset Backed Pass-Through Certificates,
                            Series 1996-B, Class A

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

_______________________________________________________________________________

     On June 27, 1996, the Mortgage Loan Asset Backed Pass-Through Certificates, Series 1996-B, Class A (the "Certificates") were issued in an approximate original aggregate principal amount of $475,949,946. The Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of June 1, 1996 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth on page S-28 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                   PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)


                                      December 31, 2001       December 31, 2000        December 31, 1999
                                    ---------------------   ---------------------   -----------------------
                                    Number of               Number of                Number of
                                    PrimeFirst  Principal   PrimeFirst  Principal    PrimeFirst   Principal
                                      Loans      Amount       Loans      Amount        Loans       Amount
                                    ---------- ----------   ---------- ----------   -----------  ----------
PrimeFirst Loans
  Outstanding...................       4,873   $1,858,197     17,917   $6,750,058      11,223    $4,526,896
                                    ---------- ----------   ---------- ----------   -----------  ----------
Delinquency Period
  30-59 Days....................         107   $  48,857         486   $  197,046         199    $   76,666
  60-89 Days....................          24      11,747          55       28,746          38        15,834
  90 Days or More*..............          48      30,333          20       13,294          15         8,300
                                    ---------- ----------   ---------- ----------   -----------  ----------
     Total Delinquency..........         179   $  90,937         561   $  239,086         252    $  100,800
                                    ========== ==========   ========== ==========   ===========  ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       3.67%       4.89%       3.13%        3.54%       2.25%         2.23%

Loans in Foreclosure............          29   $  18,879          36   $   24,910          36    $   33,135

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       0.60%       1.02%       0.20%        0.37%       0.32%         0.73%

_________________________________
* Does not include loans subject to bankruptcy proceedings.


                      PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)


                                                      Year Ended            Year Ended             Year Ended
                                                     December 31,          December 31,           December 31,
                                                         2001                  2000                   1999
                                                     ------------          ------------           ------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................    $2,065,866            $5,638,477             $4,467,879
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................         5,450                14,570                 11,243
                                                     ------------          ------------           ------------

Gross Charge-offs.................................    $    5,153            $      885             $    5,578
Recoveries........................................         4,226                     0                     16
                                                     ------------          ------------           ------------
Net Charge-offs...................................    $      927            $      885             $    5,562
                                                     ============          ============           ============
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................         0.04%                 0.02%                  0.12%


     The first two tables set forth on page S-29 of the Prospectus Supplement are hereby updated, in their entirety as follows:

               Revolving Credit Line Loan Delinquency Experience
                            (Dollars in Thousands)


                                        Year ended         Year ended          Year ended         Year ended          Year ended
                                       December 31,       December 31,        December 31,       December 31,        December 31
                                           1997               1998                1999               2000                2001
                                       ------------       ------------        ------------       ------------        ------------
Number of Revolving Credit
  Line (RCL) Loans Serviced                 31,395             30,571              31,517             33,863              6,700
Aggregate Loan Balance of
  RCL Loans Serviced                    $1,387,217         $1,191,938          $1,202,594         $1,313,527           $308,240
Loan Balance of RCL Loans
  2 months Delinquent                       $5,450             $6,634              $6,427             $8,137             $7,327
Loan Balance of RCL Loans
  3 months or more Delinquent(1)           $44,104            $31,348             $22,863            $18,782             $7,860
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans                       3.57%              3.19%               2.44%              2.05%               4.93%



                  Revolving Credit Line Loan Loss Experience
                            (Dollars in Thousands)


                                        Year ended         Year ended          Year ended         Year ended          Year ended
                                       December 31,       December 31,        December 31,       December 31,        December 31,
                                           1997               1998                1999               2000                2001
                                       ------------       ------------        ------------       ------------        ------------
Number of Revolving Credit Line
  Loans Serviced                             31,395             30,571              31,517              33,863              6,700
Aggregate Loan Balance of RCL
  Loans Serviced                       $  1,387,217       $  1,191,938        $  1,202,594        $  1,313,527       $    308,240
For the Period:
  Gross Charge-offs Dollars            $      4,269       $      2,756        $      4,445        $      3,884       $      1,037
Percentage(2)                                 0.31%              0.23%               0.37%               0.30%              0.34%

______________
(1)  Includes Bankruptcy and Foreclosure.
(2) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in the tables entitled "Range of Cut-off Date Principal Balances", "Prime Index Mortgage Loan Margins", "One-Month LIBOR Index Mortgage Loan Margins", "Six-Month LIBOR Index Mortgage Loan Margins" and "One-Year Treasury Index Mortgage Loan Margins" under the heading "The Mortgage Pool" on pages S-19 and S-22 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2001, the Mortgage Loan Balances and Margins of the Mortgage Loans:

              Range of Principal Balances as of December 31, 2001


                                                                                              % of Mortgage
                                          Number of                                         Pool by Principal
Range of Principal Balances             Mortgage Loans         Principal Balance                 Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                   27                $     962,224.62                  0.66%
$50,000-54,999.99                               7                      359,003.17                  0.25%
$55,000-59,999.99                               4                      231,989.12                  0.16%
$60,000-74,999.99                              19                    1,301,431.53                  0.89%
$75,000-99,999.99                              26                    2,297,593.97                  1.57%
$100,000-149,999.99                            53                    6,723,558.59                  4.61%
$150,000-199,999.99                            29                    5,289,141.30                  3.62%
$200,000-249,999.99                            30                    6,828,345.57                  4.68%
$250,000-299,999.99                            36                    9,873,206.85                  6.76%
$300,000-349,999.99                            38                   12,241,734.75                  8.39%
$350,000-399,999.99                            25                    9,371,654.96                  6.42%
$400,000-449,999.99                            10                    4,200,127.05                  2.88%
$450,000-499,999.99                            14                    6,645,955.22                  4.55%
$500,000-549,999.99                            15                    7,904,349.44                  5.41%
$550,000-599,999.99                             6                    3,473,309.88                  2.38%
$600,000-649,999.99                            12                    7,475,026.38                  5.12%
$650,000-699,999.99                             6                    4,095,491.08                  2.81%
$700,000-749,999.99                             7                    5,123,918.72                  3.51%
$750,000-799,999.99                             2                    1,574,560.09                  1.08%
$800,000-849,999.99                             2                    1,600,000.00                  1.10%
$850,000-899,999.99                             3                    2,579,571.61                  1.77%
$900,000-949,999.99                             5                    4,717,920.95                  3.23%
$950,000-999,999.99                             4                    3,876,374.88                  2.66%
$1,000,000-1,099,999.99                         9                    9,093,960.18                  6.23%
$1,100,000-1,199,999.99                         5                    5,737,931.12                  3.93%
$1,200,000-1,299,999.99                         3                    3,770,564.16                  2.58%
$1,300,000-1,399,999.99                         1                    1,362,634.04                  0.93%
$1,500,000-1,599,999.99                         3                    4,574,507.81                  3.13%
$1,600,000-1,699,999.99                         1                    1,649,884.13                  1.13%
$1,900,000-1,999,999.99                         1                    1,997,163.17                  1.37%
$2,000,000-2,099,999.99                         2                    4,022,202.94                  2.76%
$2,100,000 or Higher                            2                    5,000,000.00                  3.43%
                                    --------------------------------------------------------------------------------
               TOTALS                        407                $145,955,337.28                  100.00%
                                    ================================================================================


                  One-Month LIBOR Index Mortgage Loan Margins
                            as of December 31, 2001


                                                                  % of One-Month LIBOR Index
                  Number of Mortgage                             Mortgage Loans by Principal
    Margin               Loans                Principal Balance            Balance
-----------------------------------------------------------------------------------------------
     0.875                 1                         490,676.70                          1.49%
     1.000                 1                         499,699.19                          1.51%
     1.125                 1                         499,699.19                          0.76%
     1.375                 3                       3,862,634.04                         11.71%
     1.500                 6                       3,551,415.46                         10.77%
     1.625                16                      10,391,131.28                         31.50%
     1.750                 3                       1,737,451.28                          5.27%
     1.875                18                       9,637,383.12                         29.21%
     2.000                 1                         400,950.02                          1.22%
     2.125                 7                       1,258,592.06                          3.81%
     2.375                 6                         835,252.58                          2.53%
     2.625                 1                          71,709.22                          0.22%
                -------------------------------------------------------------------------------
TOTALS:                   64                      32,987,681.67                        100.00%
                ===============================================================================



                 One-Year Treasury Index Mortgage Loan Margins
                           as of December 31, 2001


                                                                 % of One-Year Treasury Index
                  Number of Mortgage                             Mortgage Loans by Principal
    Margin               Loans                Principal Balance            Balance
-----------------------------------------------------------------------------------------------
     1.625                 2                       2,444,956.58                         14.29%
     1.875                 4                       1,465,999.98                          8.57%
     2.000                 2                       1,085,000.00                          6.34%
     2.125                11                       3,345,446.67                         19.56%
     2.250                10                       2,272,739.52                         13.29%
     2.375                 8                       2,082,401.35                         12.17%
     2.500                18                       4,210,668.45                         24.62%
     2.750                 2                         148,057.71                          0.87%
     3.000                 1                          50,000.00                          0.29%
                -------------------------------------------------------------------------------
TOTALS:                   58                      17,105,270.26                        100.00%
                ===============================================================================


           Prime Index Mortgage Loan Margins as of December 31, 2001


                  Number of Mortgage                                 % of Prime Index Mortgage
    Margin               Loans                Principal Balance     Loans by Principal Balance
-----------------------------------------------------------------------------------------------
     0.500                 1                      44,867.71                     52.92%
     0.750                 1                      39,923.54                     47.08%
                -------------------------------------------------------------------------------
TOTALS:                    2                      84,791.25                    100.00%
                ===============================================================================



                  Six-Month LIBOR Index Mortgage Loan Margins
                            as of December 31, 2001


                                                                  % of Six-Month LIBOR Index
                  Number of Mortgage                             Mortgage Loans by Principal
    Margin               Loans                Principal Balance            Balance
-----------------------------------------------------------------------------------------------
     0.625                 1                       1,000,000.00                          1.04%
     0.875                 2                       1,224,474.86                          1.28%
     1.250                 2                         773,499.32                          0.81%
     1.500                14                      11,934,168.23                         12.46%
     1.625                23                      14,826,336.17                         15.48%
     1.750                56                      25,270,160.68                         26.38%
     1.875                11                       5,611,274.74                          5.86%
     2.000                55                      18,671,491.52                         19.50%
     2.125                 5                       2,577,122.55                          2.69%
     2.250                84                      10,621,981.52                         11.09%
     2.375                 1                         195,193.30                          0.20%
     2.500                23                       2,554,762.73                          2.67%
     2.625                 1                         111,618.01                          0.12%
     2.750                 5                         405,510.47                          0.42%
                -------------------------------------------------------------------------------
TOTALS:                   283                     95,777,594.10                        100.00%
                ===============================================================================


                             ____________________


                The date of this Supplement is April 26, 2002.